Exhibit 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT
Amendment of Employment Agreement dated effective June 28, 2017 (the "Amendment") by and between Condor Hospitality Trust, Inc., a Maryland corporation (the "Company") and J. William Blackham (the "Executive").
WHEREAS, the Company and the Executive entered into an employment agreement dated effective March 2, 2015, and amended and restated the employment agreement effective September 1, 2016 (as entered into, and amended and restated, the "Employment Agreement");
WHEREAS, the Company and the Executive desire to further amend the Employment Agreement as set forth in this Amendment;
NOW, THEREFORE, for and in consideration of the promises, covenants, conditions, and obligations thereafter set forth, the parties hereto agree as follows:
1. Definitions.  All terms not otherwise defined in this Amendment are as defined in the Employment Agreement.
2. Term.  The parties hereby extend the term of the Employment Agreement to March 31, 2022.
3. LTIP Cancellations.  The parties agree that the LTIP Units granted pursuant to Section 4(e) of the Employment Agreement are hereby cancelled.
4. Restricted Stock Grant.  A restricted stock grant of 73,385 shares of common stock of the Company is granted to the Executive.  Such shares will become non-forfeitable and fully vested as follows: 20% of such shares on March 29, 2018, and the balance of such shares in forty-eight consecutive equal monthly installments on the last day of each month following March 29, 2018, provided in each instance the Executive has continuously been employed by the Company on such vesting date, or earlier upon (i) the Executive's death while employed by the Company, (ii) due to the Executive's disability such that the Executive is unable to perform his duties under the Employment Agreement for a period of ninety (90) consecutive days, or one hundred and eighty (180) days in the aggregate during any twelve (12) month period, or (iii) as provided in Section 6 of the Employment Agreement.
5. Share Price Performance Equity Awards.  Executive shall earn and shall be issued 36,692 shares of common stock each time the stock market price targets set forth below are first achieved, if achieved prior to March 31, 2022.  The stock market price targets are achieved when the common stock trades for 60 consecutive trading days at a weighted market sales price average equal to or greater than the stock market sales price target as reported by the national securities exchange on which the common stock is then listed for trading, or if none, the as reported "over the counter" trade price for such time period.
Market Share Price Target Awards
Stock Market Sales Price Targets ($)	Stock Market Sales Price Targets ($)
11.00	15.00
12.00	16.00
13.00	17.00
14.00	18.00

6. FFO Performance Equity Awards.  For each of the Company's fiscal years 2017 through 2021, if the Company achieves between 85% and 101% of the "FFO Target" for a fiscal year, then following the confirmation by the Compensation Committee of the Board of Directors that such criteria for a fiscal year has been met, the Executive shall earn and shall be issued between 11,741 and 19,569 shares of common stock, with the number of shares determined on a straight-line basis based on the percentage of FFO Target achieved.  "FFO Target" shall mean the FFO set forth in the Company's board-approved budget for a fiscal year.
In addition, if for any of these fiscal years the Company achieves more than 101% of the FFO Target, an additional 391 shares of common stock shall be earned and issued to the Executive for each two percent (2%) above the FFO Target achieved, up to a total of 3,910 additional shares of common stock for such fiscal year.
7. 2016 Stock Plan and Adjustment.  All shares issued pursuant to this Amendment are issued under the Company's 2016 Stock Plan.  In the event of any common stock dividend or common stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event, then appropriate adjustment shall be made to (i) the number of shares of common stock issuable pursuant to this Amendment and (ii) the target market sales prices.
[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed and the Agreement to be amended as of the date and year second above written.
Condor Hospitality Trust, Inc.

/s/ J. William Blackham	By	/s/ James H. Friend
J. William Blackham	James H. Friend
Chairman, Board of Directors of
Condor Hospitality Trust, Inc.